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Alaska Air Group, Inc.                                                                          EXHIBIT 11
Computation of Earnings Per Common Share
(In thousands, except per share)

                                                               Three Month Ended          Six Month Ended
                                                                         June 30,                 June 30,

                                                                1996        1995         1996        1995

PRIMARY -
 Net income                                                  $17,980      $7,021      $10,795     ($9,319)


Average number of shares outstanding                          14,324      13,411       14,012      13,405
Assumed exercise of stock options reduced
 by the number of shares purchased with
 the proceeds from exercise of such options                      202          35          146           0

 Average shares as adjusted                                   14,526      13,446       14,158      13,405


 Primary earnings per common share                             $1.24       $0.52        $0.76      ($0.70)


FULLY DILUTED -
 Net income                                                  $17,980      $7,021      $10,795     ($9,319)
 After tax interest on convertible debt                        2,009       2,206        4,019       4,314

 Income applicable to common shares                          $19,989      $9,227      $14,814     ($5,005)


 Average number of shares outstanding                         14,324      13,411       14,012      13,405
 Assumed exercise of stock options                               202          83          229          57
 Assumed conversion of 6.5% debentures                         6,151         203        6,151         102
 Assumed conversion of 7.75% debentures                          381         508          381         508
 Assumed conversion of 6.875% debentures                       1,608       1,608        1,608       1,608
 Assumed conversion of 7.25% notes                                 0       3,442            0       3,503

 Average shares as adjusted                                   22,666      19,255       22,381      19,183


 Fully diluted earnings per common share                       $0.88       $0.48        $0.66      ($0.26)
                                                                                                    *
* Anti-dilutive
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